Exhibit 10.2

PASSUR AEROSPACE, INC. 2019 STOCK INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT
FOR
BRIAN COOK

Agreement

1. Grant of Options. PASSUR Aerospace, Inc. (the “Company”) hereby grants, as of February 12, 2020 (the “Date of Grant”), to BRIAN COOK (the “Optionee”) options (the “Options”) to purchase up to 500,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), at the following exercise prices per share (the “Exercise Price”):

Number of Options	Exercise Price
100,000	$1.05 per Share
100,000	$2.00 per Share
100,000	$2.50 per Share
100,000	$3.00 per Share
100,000	$3.50 per Share

The Options shall be subject to the terms and conditions set forth herein. The Options are being granted pursuant to the Company’s 2019 Stock Incentive Plan (the “Plan”), which is incorporated herein for all purposes. The Options are Incentive Stock Options, and not Non-Qualified Stock Options. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations.

2. Definitions. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

3. Exercise Schedule. Except as otherwise provided in Section 6 hereof or in the Plan, the Options are exercisable in installments as provided below, which shall be cumulative. To the extent that the Options have become exercisable with respect to a percentage of Shares as provided below, the Options may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Options as provided herein. The following table indicates each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Options with respect to the percentage of Shares granted as indicated beside the date, provided that the Continuous Service (as defined below) of the Optionee continues through and on the applicable Vesting Date:

Percentage of Shares	Vesting Date
20%	February 12, 2021
20%	February 12, 2022
20%	February 12, 2023
20%	February 12, 2024
20%	February 12, 2025

Except as otherwise specifically provided herein or in the Optionee’s Service Agreement (as defined below), there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date.   Except as otherwise specifically provided in the Optionee’s Service Agreement, upon the termination of the Optionee’s Continuous Service, any unvested portion of the Options shall terminate and be null and void.

4. Method of Exercise. The vested but unexercised portions of the Options shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Options, the number of Shares in respect of which the Options are being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. The Options shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements. No Shares shall be issued pursuant to the Options unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; (c) to the extent permitted by the Committee, with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Options; or (d) pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Committee shall require to effect an exercise of the Options and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares sufficient to pay the Exercise Price and any applicable income or employment taxes.

6. Termination of Option.

(a) General. Any unexercised portion of the Options shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i)
unless the Committee otherwise determines in writing in its sole discretion, ninety (90) days after the date on which the Optionee’s Continuous Service is terminated other than (A) by the Company or a Related Company for Cause (as defined below), whether before or after the expiration of the term of the Optionee’s Service Agreement, or (B) by the Optionee for any reason before the expiration of the term of the Optionee’s Service Agreement;

(ii)	immediately upon the termination of the Optionee’s Continuous Service by the Company or a Related Company for Cause;
(iii)	February 12, 2030;
(iv)	immediately in the event that the Optionee shall file any lawsuit or arbitration claim against the Company or any Subsidiary, or any of their respective officers, directors or shareholders; or
(v)
immediately upon any material breach by the Optionee of any non-competition, non-solicitation, non-disparagement, confidentiality or other similar obligations with respect to the Company or a Related Company (including those obligations set forth in the Optionee’s Service Agreement).

(b) Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i) “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in the Optionee’s Service Agreement or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (A) the failure by the Optionee to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Company, (B) any violation or breach by the Optionee of his or her employment, consulting or other similar agreement with the Company or a Related Company, if any, (C) any violation or breach by the Optionee of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Company, (D) any act by the Optionee of dishonesty or bad faith with respect to the Company or a Related Company, (E) use of alcohol, drugs or other similar substances in a manner that adversely affects the Optionee’s work performance, or (F) the commission by the Optionee of any act, misdemeanor, or crime reflecting unfavorably upon the Optionee or the Company or any Related Company. The good faith determination by the Committee of whether the Optionee’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(ii) “Continuous Service” means the uninterrupted provision of services to the Company or any Related Company in any capacity of employee, director, consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (A) any approved leave of absence (including, without limitation, sick leave, military leave, or any other authorized personal leave), (B) transfers among the Company, any Related Companies, or any successor entities, in any capacity of employee, director, consultant or other service provider, or (C) any change in status as long as the individual remains in the service of the Company or a Related Company in any capacity of employee, director, consultant or other service provider.

(iii) “Disability” shall have the equivalent meaning or the same meaning as “disability” set forth in the Optionee’s Service Agreement or, in the absence of any such agreement or any such definition in such agreement, such term shall mean a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(iv) “Service Agreement” shall mean, as of a particular date, any employment, consulting or other agreement for the performance of services then in effect between the Optionee, on the one hand, and the Company or a Related Company, on the other hand.

7. Transferability. Unless otherwise determined by the Committee, the Options granted hereby are not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Optionee the Options shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Options shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Options shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Options, or in the event of any levy upon the Options by reason of any execution, attachment or similar process contrary to the provisions hereof, the Options shall immediately become null and void. The terms of the Options shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8. No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Options, in whole or in part, prior to the date on which the Shares are issued.

9. No Right to Continued Employment. Neither the Options nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

10. Law Governing. This Agreement shall be governed in accordance with and governed by the internal laws of the State of New York.

11. Incentive Stock Option Treatment. The terms of the Options shall be interpreted in a manner consistent with the intent of the Company and the Optionee that the Options qualify as an Incentive Stock Option under Section 422 of the Code. If any provision of the Plan or this Agreement shall be impermissible in order for the Options to qualify as an Incentive Stock Option, then the Options shall be construed and enforced as if such provision had never been included in the Plan or the Options. If and to the extent that the number of Options granted pursuant to this Agreement exceeds the limitations contained in Section 422 of the Code on the value of Shares with respect to which the Options may qualify as Incentive Stock Options, the Options shall be Non-Qualified Stock Options.

12. Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Options subject to all of the terms and provisions of the Plan, this Agreement and the Optionee’s Service Agreement.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Optionee’s Service Agreement, the Service Agreement shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

13. Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at One Landmark Square, 19th Floor, Stamford, CT 06901, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 12th day of February, 2020.

PASSUR Aerospace, Inc.

By:  /s/ Louis J. Petrucelly
        Name: Louis J. Petrucelly
        Title:  Chief Financial Officer

The Optionee acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts the Options subject to all of the terms and provisions of the Plan and this Agreement.  The Optionee further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Dated:  February 12, 2020

OPTIONEE:

/s/ Brian Cook
Brian Cook

[Signature Page to Incentive Stock Option Agreement]